Exhibit 10.1 - Confidential Distribution Agreement

CONFIDENTIAL DISTRIBUTION AGREEMENT

This Confidential Distribution Agreement (the “Agreement”) is entered into this 22nd day of April 2014 (the “Effective Date”), by and between SPLASH BEVERAGE GROUP, INC., a Nevada corporation with its principal place of business at One East Broward Boulevard, Suite 700, Fort Lauderdale, Florida 33301 (“Distributor”) and KONARED CORPORATION, a Nevada corporation with registered offices at 2829 Ala Kalanikaumaka Street, Suite F-133, Koloa, Hawaii, 96756 (“Supplier”).

WHEREAS, Supplier and Distributor are each in the business of developing, producing, bottling, marketing, and selling beverage products in field and trade channels;

WHEREAS, Supplier and Distributor executed a December 24, 2013 non-binding Letter of Intent which set forth a tentative basis for their intended business respecting Distributor’s exclusive distribution and sales of Supplier’s Products (the “Product”) in the sales territory defined in Exhibit A (the "Territory"); and

WHEREAS, Supplier desires to grant to Distributor an exclusive right to distribute Supplier’s consumer beverage products within the Territory (defined in Exhibit A) according to and subject to the terms and conditions of this Agreement, and Distributor desires to accept Supplier’s grant; and

WHEREAS, the parties agree that, upon the signing of this Agreement, Distributor shall be eligible to earn vested equity in the form of restricted common shares of the Supplier upon successfully meeting certain Sales Performance Goals, as specifically set forth herein, and Supplier agrees to execute any and all documents necessary or reasonably requested by Distributor to affect Distributor’s interests according to this Agreement;

NOW THEREFORE, in consideration of the promises, binding recitals and mutual covenants contained in this Agreement and the Letter and intending to be legally bound thereby, Supplier and Distributor AGREE as follows:

TERMS
1.	Definitions. The following terms shall have the definitions set forth below:

a.	Distributor includes Distributor’s affiliates, successors and assigns.
b.	Supplier includes Supplier’s affiliates, successors and assigns.
c.	Marks means any names, trademarks, trade dress, logos, slogans, designs, or works created, designed, or used by or for a party with respect to their Products.
d.
Products means all Supplier’s beverages, including but not limited to KonaRed® Hawaiian Superfruit Original 10.5oz, KonaRed® Hawaiian Superfruit with Organic Green Tea 10.5oz, and KonaRed® Hawaiian Superfruit with Coconut

e.	Water 10.5oz. The parties may agree to later add additional products produced by Suppler to the Products covered by this Agreement by mutual written consent of the parties.
f.	Case means a twelve (12) pack unit of a Product.

2.
Grant of Rights. Supplier grants to Distributor during the term of this Agreement and pursuant to its terms, and Distributor accepts, the exclusive right to distribute and sell Products in the Territory (the “Purpose”) during the Term, and the license to use Supplier’s Marks in the Territory for this Purpose.

3.
Distributor agrees that it will not directly or indirectly distribute or sell Products outside of the Territory, including any party Distributor has reasonable basis to believe will distribute or sell the Products outside of the Territory. Supplier agrees that it will not directly or indirectly distribute or sell Products inside the Territory, including to any party Supplier has reasonable basis to believe will distribute or sell the Products inside the Territory. Supplier shall transfer all sales and distribution accounts to Splash (e.g. Wal-Mart, Vitamin Shoppe) within six (6) months after the Effective Date. In addition, any sales by supplier within the Territory will count towards the sales goals set forth herein as if Distributor had made those sales itself.

4.	Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years unless earlier terminated according to this Agreement.

5.
Renewal. This Agreement shall automatically renew for four (4) successive five (5) year periods, provided the parties first agree in writing as to the Earned Equity Schedule, the Sales Performance Goals, and Product Pricing discount (see Section 6(b)) for each such Renewal Term; and provided further that either party may terminate this Agreement at the end of any term or renewal term with or without cause, by delivery of written notice of cancelation to the other party not less than 60 days prior to expiration of the then current term or renewal term.

6.
Purchase of Products. Distributor shall order Products from Supplier unless otherwise agreed in advance in writing by the parties. Distributor’s orders and purchases shall be subject to and in accordance with the following terms and conditions:

a.
Order Placement. Distributor shall place each order for Products by such reasonable means as are consistent with industry standards, provided each order includes forty-five (45) days lead time to deliver Products. Absent written agreement by the parties, all orders shall be placed by the submission of a purchase order by Distributor.

b.
Prices. All Products will be sold to Distributor at Supplier’s most preferred standard wholesale prices as currently fixed by Supplier for wholesale trade, and as may be adjusted by Supplier from time to time at the sole discretion of Supplier.

Supplier shall have no right to raise price without 90 days written notice (wholesale or suggested retail). Attached is a schedule of Supplier’s current most preferred standard wholesale prices.

c.
Delivery. All Products shall be delivered F.O.B. Distributor’s facility, and Supplier shall be solely responsible for delivery of the Products to Distributor. Supplier shall deliver Products within twenty-one (21) days of receipt of Distributor’s purchase order or other authorized ordering document. Where occasional circumstances arise that prevent delivery to be made within the 21-day period, Supplier will make best efforts to deliver product as promptly as possible.

d.
Payment Terms. Unless otherwise agreed in advance and in writing signed by both parties, payment for all purchases of Products by Distributor shall be due within thirty (30) days of the date of delivery or invoice, provided that payment terms shall be net sixty (60) days until July 31, 2014. Approved bill-backs shall be credited against invoices.

e.
Inspection and Defects. Distributor shall inspect all deliveries of Product upon delivery to identify errors in order fulfillment, breakage or damage during shipment, defects in packaging or labeling, or other defects, and shall notify Supplier within 24 hours after date and time delivery of any such issues, or they shall be deemed waived; Upon timely notice of such errors, breakage, damage, or defects delivered by facsimile or electronic mail transmission to Supplier within 24 hours after delivery, and provided such damage was not the fault of Distributor, Supplier shall promptly correct such errors or replace damaged or defective Products at Supplier’s cost, or at Supplier's option, issue a credit to Distributor for the invoiced cost of damaged or defective Products.

7.
Distributor’s Duties. At all times during the term of this Agreement, Distributor shall use commercially reasonable efforts to promote and distribute the Products throughout the Territory in field and trade channels and to pursue increased sales of the Products with respect to both volume and outlets. Distributor shall reasonably cooperate with and participate in Supplier’s marketing campaigns by distributing marketing and advertising materials provided by Supplier and encouraging the use and display of such materials by retail outlets within the Territory. Distributor shall further maintain a minimum of twenty-one (21) days of inventory of the Products and shall keep its inventory properly stored, in accordance with all relevant regulatory standards, and at adequate facilities for beverages such as the Products. Distributor further agrees to reasonably comply with any recalls of Products and to reasonably cooperate with Supplier with respect thereto. Distributor shall provide quarterly, non-binding, good faith forecasts to guide Supplier in its production efforts and end of month depletion reports. In the event Distributor adds a Corporate Marketing Agreement (CMA) or Direct Store Delivery (DSD) distributor to its distribution solution, it will provide Supplier with notice about the CMA or DSD within a reasonable time.

8.
Supplier’s Duties. At all times during the term of this Agreement, Supplier shall use commercially reasonable efforts to market and promote the Products generally and shall provide, at Supplier’s expense, commercially reasonable and relevant marketing and advertising materials to Distributor. Supplier shall ensure that the Products comply with all relevant regulatory standards. Supplier shall utilize best efforts to maintain commercially reasonable levels of inventory of the Products and/or production capacity sufficient to meet Distributor’s requirements. In the event that Supplier is unable to fulfill Distributor’s orders due to a shortage of inventory or production of Products, Supplier shall equitably fulfill Distributor’s orders such that (1) no other distributor of Supplier’s receives a disproportionate volume of Product relative to the size and population of the Territory and such other distributors’ territories and (2) no open orders of Distributor’s go unfilled for more than fort-five (45) days after they are placed.

9.
Earned Equity. Distributor shall earn and be issued "restricted" common shares in Supplier each calendar year over the term of this Agreement, if Distributor successfully meets Product sales goals for such calendar year as set forth in the "Case Sales Milestones" Schedule attached as Exhibit B. Common Shares shall be awarded on December 31st in the year in which they are earned or upon termination of this Agreement if prior to December 31st (pro-rated as to Goals and time passed), and shall be fully vested when awarded. In 2014, Distributor’s shares shall be awarded pro rata based on the percentage of the 2014 Case Sales Milestone it achieves in calendar 2014, but not to exceed 1,000,000 shares. For example, if Distributor sells 150,000 cases during calendar year 2014, it shall be awarded 1,000,000 shares on December 31, 2014. Supplier agrees to obtain all required permissions, generate all necessary documentation, and execute all documents necessary or reasonably required or requested by Distributor to perfect Distributor’s ownership of the Common Shares. The parties may agree on reasonable restrictions on Distributor’s ability to transfer shares beyond those imposed under applicable securities laws, provided that the restrictions are not more restrictive than any other vendors’ or executive’s shares. Upon issuance, the shares shall be restricted shares under the Securities Act of 1933, and the share certificates shall bear a standard private placement legend.

Any un-awarded shares that accrued during an earned equity fiscal period (i.e. prior to the December 31st Award date) shall immediately and fully vest in the event Supplier shall be the subject of a sale, merger, acquisition, or material financial event prior to that December 31st.

10.	Warranties and Indemnification; Audit.

a.
Supplier. Supplier represents and warrants that all Products, on the date of delivery to Distributor, will be merchantable, of good quality, and fit for their particular purpose, and will not be impure, contaminated, or adulterated, misbranded or mislabeled within the meaning of the Federal Food, Drug, and Cosmetic Act, as amended, and the Food Additives Amendment of 1968, or otherwise violative or noncompliant with any applicable laws or regulations. Supplier agrees to indemnify and hold Distributor harmless from and against any liability, loss, claim, damage, cost, or expense, including reasonable attorneys fees, of any kind or nature, arising out of or related to any breach of these representations and warranties, including for any tortious act or omission of Supplier or Supplier’s agents or authorized representatives, or the quality, condition, contents, design, or any other attribute, including intellectual property rights, of the Products, unless caused by Distributor’s gross negligence, willful misconduct, or material breach of this Agreement. In the event of a recall of any of the Products for any reason other than Distributor’s tortious act or omission or material breach of this Agreement, Supplier shall be solely responsible for the costs and expenses of such recall and shall promptly reimburse Distributor for all reasonable costs, fees and expenses directly incurred by Distributor provided such costs result the recall.

b.
Distributor. Distributor represents and warrants that it is duly licensed to distribute non-alcoholic beverages within the Territory or that it will undertake commercially reasonable efforts to obtain such licenses according to its business planning and growth strategies in those jurisdictions in which it is not licensed. Distributor represents and warrants it will use commercially reasonable efforts to promote and distribute the Products throughout the Territory in field and trade channels and to pursue increased sales of the Products with respect to both volume and outlets. Distributor agrees to indemnify and hold Supplier harmless from and against any liability, loss, claim, damage, cost, or expense, including reasonable attorneys fees, of any kind or nature, arising out of or related to any tortious act or omission of Distributor or Distributor’s agents or authorized representatives, unless caused by Supplier’s gross negligence, willful misconduct, or material breach of this Agreement.

c.
Either party may audit the other party at its own cost as to any obligation under this Agreement on reasonable notice but not more than once per year during the Term or for one year after the termination of this Agreement.

11.	Termination. This Agreement may be terminated by either party as follows:

a.
For Cause: Either party may terminate this Agreement for cause, provided written notice specifying in detail the reason for termination is provided and the alleged cause is not cured within sixty (60) days of receipt of the Notice of Termination for Cause (except that only thirty (30) days notice is required for non-payment). Termination for cause shall be effective thirty (30) days after the cure period ends (except ten (10) days for non-payment). Notice must be provided within one (1) month of having knowledge of the material breach or the right to terminate based on that issue is waived. A corrective plan to cure shall be treated as a cure if provided during the cure period and accepted by the non-breaching party, so long as the breaching party commences activities reasonably designed to cure the breach within the cure period.

b.	Cause defined: Cause shall include a material breach of this agreement or violation of any warranty or representation contained in this Agreement.

c.	Change in Control: Either party may terminate this Agreement on thirty (30) days notice in the event of a material change in the other party’s executive management.

d.
Failure to Meet Sales Performance Goals. Provided Supplier has Supplied all Products ordered and has otherwise fully performed under all agreements between the parties, Supplier may terminate this Agreement if during any single calendar year Distributor fails to meet at least 60% of its sales goals, or if during any two consecutive calendar years, Distributor fails to meet 100% of the "Sales Performance Goals" set forth in Exhibit C. This termination right shall extend only during the hundred and twenty (120) day period immediately following the applicable calendar year or years in which goals are not met. As an alternative to termination for not meeting Sales Performance Goals as stated here, Supplier may in its sole discretion convert the License granted by this Agreement by Supplier to Distributor from an Exclusive License to a Non-Exclusive License, and/or discontinue the Earned Equity participation of Distributor.

e.	The parties may terminate this Agreement by mutual written agreement at any time per the terms and conditions in this Agreement.

f.
A party wishing to terminate this Agreement without cause during the term may do so with notice 180 days, provided that if a Party terminates without cause or for convenience, it shall pay the other Party a sum equal to three dollars ($3.00) per case for each case distributed in the Territory during the twelve (12) months immediately preceding the notice of termination.

12.
Effect of Termination. Upon termination of this Agreement, Distributor shall immediately stop marketing Products and, within ten (10) days of the termination date, Distributor shall provide Supplier with a complete list of Distributor’s inventory of Products as of the date of termination, less inventory that will be used to fulfill pending orders. Distributor will fulfill all pending orders. Within thirty (30) days of the termination date, Supplier shall repurchase all inventory at Distributor’s actual cost, F.O.B. Distributor’s facility. Distributor shall destroy and certify destruction of any inventory that is not re-purchased. The parties may agree to a sell off period for inventory that is sellable but that Supplier does not wish to re-purchase (which must be complete within sixty (60) days of the termination date unless otherwise agreed by the parties in writing). Termination shall not affect Common Shares previously earned or issued to Distributor, including earned but not issued shares during a calendar year with termination prior to the December 31 Award date.

13.
Notices. Notices under this Agreement shall be delivered by certified or registered mail at the following addresses (or at such other address as Distributor or Supplier may identify in writing during the term of this Agreement), and shall be effective upon delivery:

If to Supplier:        KonaRed Corporation
P.O. Box 701
Kalaheo, Hawaii 96741
Electronic copies to: ...

If to Distributor:   Splash Beverage Group, Inc.
One E. Broward Blvd. Suite #700
Ft. Lauderdale, FL 33301
Electronic copies to:  ...

14.
Independent Contractor Relationship. The parties expressly agree and acknowledge they are independent contractors and are not partners, joint venturers, or agents of one another. Each party will maintain complete control over its respective employees and agents and its relationships with its respective agents and contractors. Nothing in this Agreement creates any contractual relationship between a party and any agents or contractors of the other party. Each party will perform its obligations in accordance with its own methods and procedures, subject only to compliance with this Agreement. Neither party will be liable for any debts, acts, or obligations of the other or the other’s agents, employees, or contractors.

15.
Confidentiality. During the term of this Agreement, the parties acknowledge that they may disclose to one another certain non-public information concerning their respective businesses or operations and/or the Products, including but not limited to trade secrets, other proprietary or confidential information, and this Agreement (collectively, “Confidential Information”). Each of the parties acknowledges and agrees that, without prior written consent, it will treat the other party’s confidential information to maintain its confidentiality in at least a strict a manner as its own confidential information, to not disclose the Confidential Information of the other party to any third party, and to use the other party’s Confidential Information only for the Purpose or, if necessary, to enforce of this Agreement (which shall be done in a manner that preserves the confidential nature of Confidential Information).

16.	Additional Terms and Conditions. The additional terms and conditions set forth in the attached Exhibits, the Letter, and the recitals are incorporated and a material part of this Agreement.

17.	Miscellaneous.

a.
Entire Agreement. This agreement constitutes the entire agreement of the parties regarding its subject matter. There are no agreements or understandings, written or oral, between Supplier and Distributor regarding the Products, Territory, or any other subject of this Agreement. The parties have not relied on any representations of one another in entering into this Agreement. This Agreement may only be modified by a writing signed by the party against whom such modification is sought to be enforced.

b.
Force Majeure. Supplier and Distributor shall be excused for the period of any delay in the performance of any non-monetary obligations under this Agreement when substantially prevented from so doing by labor disputes beyond the party’s control, civil commotion beyond the party’s control, war, unforeseeable governmental regulations or controls, fire or other casualty, inability to obtain any necessary material or service beyond the party’s control, or acts of God.

c.	Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Supplier, Distributor and their respective successors, legal representatives, and assigns.

d.
Interpretation; Headings. No rules of interpretation shall apply regardless of who drafted this Agreement – it shall be construed as if it were written jointly or by both Supplier and Distributor. Headings used in this Agreement are included solely for convenience.

e.
Severability; Waiver. In the event any provision or sub-provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions or sub-provisions of this Agreement shall remain in full force and effect and, if possible, the invalid, illegal, or unenforceable provision or sub-provision re-formed by the Court or Arbitrator to give effect to its intended meaning. Any waiver by Supplier or Distributor of any of rights, claims, or remedies shall be in writing signed by the party waiving and shall not operate as a subsequent waiver of the same thing or as a waiver of any other right, claim or remedy.

f.	Governing Law. This Agreement shall be governed and construed for all purposes under and in accordance with the laws of the State of Nevada, without regard for choice of laws principles.

g.
Enforcement. In the event of the breach of or a default under this Agreement by either party, the other party, in addition to any other rights or remedies under this Agreement, shall be entitled to injunctive relief and/or specific performance of this Agreement, either of which shall be sought from a court of competent jurisdiction within the State of Nevada. In the event either party’s Marks are in jeopardy of reputation, dilution, tarnishment, or other harm or damage that money damages cannot remedy alone, that party shall be entitled to temporary, preliminary, or permanent injunctive relief without bond. Any other dispute for breach of contract shall be brought by binding arbitration in Clark County, Nevada under the American Arbitration Association Rules. Arbitration shall not be commenced until expiration of a sixty (60) day cooling off period after notice of default, during which time the parties shall act in good faith to (1) resolve the dispute and (2) continue to perform under the Agreement. In any proceedings brought to enforce this Agreement or enjoin improper action or to recover damages, the prevailing party shall be entitled to recover its reasonable attorneys’ fees incurred with respect to those proceedings, in addition to any other damages or remedies allowed under applicable law.

h.
Jurisdiction.  The parties hereby submit to the exclusive jurisdiction of the Courts of Clark County, Nevada, in respect of any dispute for breach of contract or default arising under or in connection with this Agreement to seek injunctive relief and/or specific performance of this Agreement and to arbitration in Clark County, Nevada, under the American Arbitration Association Rules, for any other dispute, as specified in Section 16(g), above.

i.	Time is of the Essence. Time is of the essence in the performance of this Agreement.

j.
Intellectual Property. All intellectual property, including Marks, marks, trademarks, trade dress, logos, slogans, images, music, videos, etc. (“IP”), are the sole property of the respective party (or its licensors). The other party may not reproduce any IP without the written consent of the party that owns the IP. Supplier shall provide guidelines and pre-approvals to facilitate Distributor in its efforts to market Products to the field and trade.

IN WITNESS WHEREOF, the parties executed this Agreement effective as of the Effective Date as follows:

DISTRIBUTOR: Splash Beverage Group, Inc., by:	SUPPLIER: KonaRed Corporation, by:
/s/ Robert Nistico	/s/ Shaun Roberts
Name: Robert Nistico	Name: Shaun Roberts
Title: Chief Executive Officer	Title: Chief Executive Officer

EXHIBIT A

Territory

The “Territory” is the United States and its Territories. Additional territories and distribution opportunities shall be discussed in good faith between the parties.

EXHIBIT B

Earned Equity Schedule & Bonus

Calendar Year	Case Sales Milestone	Common Share Award
2014	150,000 cases	1,000,000 shares
2015	300,000 cases	1,000,000 shares
2016	750,000 cases	1,000,000 shares
2017	1,000,000 cases	1,800,000 shares
2018	1,750,000 cases	1,000,000 shares

Bonus Earned Equity: In addition to each of the milestones set forth above, Distributor shall receive an additional 500,000 shares if it reaches the 1,000,000 case milestone in 2016, and additional 500,000 shares if it reaches a 1,500,000 case milestone in 2017, and an additional 500,000 shares if it reaches the 2,500,000 case milestone in 2018. All other Awards in the Earned Equity Schedule shall also be made to Distributor.

EXHIBIT C

SALES PERFORMANCE GOALS

CALENDAR YEAR	AGGREGATE CASE SALES GOALS

2014	No Goal
2015	50% of 2014 cases sold (not prorated)
2016	60% of 2015 cases sold
2017	70% of 2016 cases sold
2018	80% of 2017 cases sold
2019	Average of total cases sold during 2017-2018